UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2014

Old Second Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street
Aurora, Illinois 60507
(Address of principal executive offices) (Zip code)

(630) 892-0202
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 17, 2014, Old Second Bancorp, Inc. (the “Company”) announced that James L. Eccher will be appointed the Chief Executive Officer and President of the Company, effective as of January 1, 2015, and that William B. Skoglund will retire from the position of Chief Executive Officer and President of the Company on the same date.  Mr. Eccher will remain the Chief Executive Officer and President of Old Second National Bank (the “Bank”).  Following his retirement, Mr. Skoglund will remain the Chairman of the Board of both the Company and the Bank.

The press release issued on September 17, 2014 is attached hereto as Exhibit 99.1

(e)

On September 16, 2014, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Eccher.  Pursuant to the terms of the Agreement, Mr. Eccher will serve as Chief Executive Officer and President of the Company for a term of two (2) years beginning January 1, 2015, which term shall automatically extend for one additional year beginning on January 1, 2016 and each January 1 thereafter.  Mr. Eccher will also be entitled to an annual salary, payable in accordance with the Company’s normal payroll practices, at the rate of $400,000, which salary shall be reviewed annually beginning on January 1, 2016, and an annual bonus payable in accordance with the Company’s annual incentive plan.  Mr. Eccher will remain eligible for all other benefits currently available to him, including a monthly car allowance, reimbursement of country club dues, the Company’s incentive plans and medical, dental, disability, group and executive life insurance.

The foregoing description of the Agreement is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1.

Item 9.01.                Financial Statements and Exhibits.

(d)                                 Exhibits.  The following exhibits are filed herewith:

10.1                        Employment Agreement, dated September 16, 2014, by and among Old Second Bancorp, Inc. and James L. Eccher.

99.1                        Press Release issued by Old Second Bancorp, Inc. on September 17, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2014	OLD SECOND BANCORP, INC.

	By:	/s/ J. Douglas Cheatham
	Name:	J. Douglas Cheatham
	Title:	Executive Vice President and Chief Financial Officer